TRIVIEW CAPITAL MANAGEMENT, INC.

           FIRST MEETING OF THE BOARD OF DIRECTORS BY WRITTEN ACTION

            The first meeting of the Board of Directors of TRIVIEW CAPITAL MANAGEMENT, INC. (the "Company") was held at Fremont, IN on September 30, 2004, pursuant to the written action signed by the sole Director, Mr. Michael
P. Pacult.

SALE OF STOCK

            The Company has received the sum of $1,000 in full payment of 1,000 shares of no par common stock of the Company and that 1,000 shares of the Company's common stock, no par value, should be issued.

            The following resolution was adopted:

            RESOLVED: That the proper Officers of the Company are hereby authorized and directed to duly execute and deliver unto Michael P. Pacult a certificate in the form adopted by the Company to evidence the issuance of 1,000 shares of fully paid and non-assessable, no par, common stock of this Company.

ELECTION OF OFFICERS

            The following persons are nominated for Officers of the Company to serve until their respective successors are chosen and qualified:

            President, Chief Executive Officer , Vice President,

            Regulation and Finance, Treasurer and Secretary
Michael P. Pacult

            Nominations were closed and Mr. Pacult was elected to the said offices.

INCORPORATION EXPENSES

            The following resolution was adopted:

            RESOLVED: That the Treasurer be, and he hereby is authorized to pay all fees and expenses incident to and necessary for the organization of the Corporation.

SEAL AND RECORD BOOKS

            The following resolutions were adopted:

            RESOLVED: That the seal, an impression of which is affixed to the By-laws shall be acquired by the Secretary and such duplicate seals as deemed appropriate may be maintained by the officers of the Corporation; and

            RESOLVED, FURTHER: The Secretary shall establish such minute books and to otherwise maintain the records of the Corporation.

AUTHORITY TO DO BUSINESS

            The following resolution was adopted:

            RESOLVED: That for the purpose of authorizing the Corporation to do business in any Commonwealth, State, territory or dependency of the United States or any foreign province, state or country, in which it is necessary or expedient for the Corporation to transact business, the proper officers of this Corporation are hereby authorized to appoint and substitute all necessary agents or attorneys for service of process, to designate and change the location of all necessary certificates, reports, powers of attorney, and other instruments as may be required by the laws of such commonwealth, state, territory, dependence, province or country; and

            RESOLVED, FURTHER: whenever it is expedient or necessary for this Corporation to cease doing business within such commonwealth, state, territory, dependence, province, or country such Officers are authorized to do such acts as are necessary to withdraw therefrom, including, but not limited to, the revocation of any appointment of agent or attorney for service of process, and filing of certificates, reports revocation of appointment, or surrender of authority.

BANK ACCOUNTS AND FINANCIAL RECORDS

            The following resolutions were adopted:

            RESOLVED: That the President or the Treasurer of this Company, be, and they hereby are, authorized in the name of this Company and on behalf of this Company, to (i) open and maintain bank accounts in such banking institutions as they, shall, from time to time, deem necessary or appropriate; and (ii) give instructions as to whom the transfer or withdrawal of funds from any such account shall be made; and (iii) close any such account of such time as they may determine; and

            RESOLVED, FURTHER: The Treasurer is hereby authorized and directed to establish and maintain the financial records, engage accountants and auditors, and file the Federal and state tax returns of the Company.

GOVERNMENT PERMITS AND/OR CONSENTS

            The following resolution was adopted:

            RESOLVED: That the President, the Executive Vice President, or any Vice President of the Company be and each of them hereby is, authorized to execute and deliver, from time to time, in the name and on behalf of the Company any and all applications, indemnities, guaranties, surety bonds, and financial statements any such officer deems necessary or desirable to obtain certificates, licenses, permits or other forms of consent from any government agency to maintain and operate the Company in the normal course of the Company's business activity.

AUTHORITY TO ACT AS MANAGING MEMBER

            The following resolutions were adopted:

            RESOLVED: That the Company be, and hereby is, authorized to enter into the investment business as a Managing Member for Limited Liability Companies or Manager or Consultant for other legal entities or individuals and to hire agents, legal counsel and accountants to further their entry into the investment business; and

            RESOLVED, FURTHER: That the Company be, and hereby is, authorized to act as Managing Member for the formation of Limited Liability Companies or manager of other entities and cause Private Placement Memorandums, Registration Statements and all other forms of qualification documents necessary to sell interests in such Limited Liability Companies or other entities to be filed with the Federal and state authorities and all other notices and filings and other legal documents to be prepared and filed accordingly to law to permit the Limited Liability Companies or other entities to sell interests and engage in business as contemplated in the respective Limited Liability Companies or other formation agreements; and

            RESOLVED, FURTHER: That all efforts made by the promoters of the Company to enter the investment business during the year 2004 prior to the incorporation of the Company, specifically the retention of legal counsel and other steps in preparation to form the Company and the Triview Global Fund, LLC and all other activities to further the business of the Company and said Limited Liability Company are hereby ratified and confirmed.

AUTHORITY TO CONDUCT COMMODITY BUSINESS

            The following resolutions were adopted:

            RESOLVED: Michael P. Pacult, President of the Company, shall have sole authority over the commodity department of the Company. Mr. Pacult will be solely responsible for the management and supervision of the associated persons, the approval of customers accounts for suitability, and the implementation of the business plan of the commodity department; and

            RESOLVED, FURTHER: The Company will report to the Commodity Futures Trading Commission (the "CFTC") or the National Futures Association ("NFA"), as required by law, within 20 days, any change in the management of the commodity department which relates to the delegation of authority to Mr. Pacult; and



            RESOLVED, FURTHER: Mr. Pacult is authorized to file such forms with the CFTC and the NFA to permit the Company to become registered as a commodity pool operator and to become a member of the NFA and which are necessary or desirable to permit the Company to be engaged in the business of management of the commodity business as the Managing Member of a commodity pool to be called the Triview Global Fund, LLC, a Delaware limited liability company, and such other entities as are approved by the Company Board of Directors.

COMMODITY COMPLIANCE

            The following resolutions were adopted:

            RESOLVED: The Company hereby adopts the compliance procedure documents presented to the Company today. The compliance department of the Company shall become familiar with the procedures described and is authorized to employ such consultants as the President deems necessary or desirable to assist in the implementation of full and complete compliance with all actions described; and

            RESOLVED, FURTHER: The President is authorized to cause amendments, from time to time, to the Commodity Compliance Procedures Manual of the Corporation to reflect changes required or deemed desirable to keep the Corporation in complete compliance with all applicable laws, regulations, and rules related to the CFTC regulated business; and

            RESOLVED, FURTHER: The officers of the Corporation are hereby authorized to take all actions required to maintain NFA membership including, but not limited to, compliance with all rules of the NFA which will govern the activities of the Corporation as a commodity pool operator.

COMMODITY CLEARING AGREEMENT

      The Chairman reported that the Company should enter into clearing agreements with Futures Commission Merchants registered with the CFTC and NFA to authorize those firms to serve as the Futures Commission Merchants for the Company Triview Global Fund, LLC. Accordingly, the following resolutions were adopted:

            RESOLVED: That the officers of the Company are authorized and directed to enter into a clearing agreements with CFTC and NFA registered Futures Commission Merchants on behalf of the limited liability company to be formed under the name Triview Global Fund, LLC upon such business terms as were discussed; and

            RESOLVED, FURTHER: Mr. Pacult is authorized and directed to deliver such financial information and take such other steps as he deems necessary or desirable to permit the Company to function as a Managing Member of Triview Global Fund, LLC, and trade through Futures Commission Merchants as contemplated by the foregoing resolution.

APPOINTMENT OF LAW FIRM

            The following resolution was adopted:

            RESOLVED: That the Company employ The Scott Law Firm, P. A. to serve as special legal counsel to the firm pursuant to the terms of the contract reviewed by the Board today.

APPOINTMENT OF AGENTS

            The following resolution was adopted:

            RESOLVED: That the Company employs Joel M. Friedman, Esquire, of the firm of Horwood Marcus & Berk Chtd., 180 North LaSalle Street, Suite 3700, Chicago, Illinois 60601 to prepare the original books of entry of the company and file the tax returns for the Company.

RESOLVED, FURTHER: That the Company employs Frank L. Sassetti & Co. 6611 W. North Avenue, Oak Park, IL 60302 to serve as Certified Public Accountant to the Company to audit the books and records of the Company for the partial year during 2004 to be determined by the President of the Company to support the filing of a Form S-1 on behalf of Triview Global Fund, LLC and, thereafter to audit the books and records of the Company for the partial year to end December 31, 2004 pursuant to the terms of the engagement letter reviewed by the Board today.

..

ELECTION AS S CORPORATION

            The Shareholder directed the Company be treated as a small business and taxed as an S corporation. Accordingly, the following resolution was adopted:

            RESOLVED: That this Company elect to be treated as a "Small Business Corporation" under Sections 1244 and 1372(a) of the Internal Revenue Code and the Officers be, and they hereby are, authorized and directed to execute such election on Form 2553 and deliver the same to the Internal Revenue Service.

LOAN FROM SHAREHOLDER

      The Company requires Capital to commence operations as a Managing
Member.



Whereupon, a form promissory note was presented to the meeting by the Chairman and the following resolution was adopted:

            RESOLVED: That the Company may borrow up to $500,000 from the shareholder or any Affiliate of the shareholder to be repaid, on demand, with interest at eight percent (8%) or less and on such other terms as are evidenced by a promissory note signed by the President of the Company..

            There being no further business to come before the meeting, the actions taken were evidenced by this written action on the date written above.



                                   /s/ Michael Pacult
                                   Michael P. Pacult
                                   Secretary